Date: March 16, 2006

                                                                Exhibit 99.1
Source: Playlogic Entertainment, Inc.


                                  PRESS RELEASE

                  SONY AND PLAYLOGIC SIGN DEVELOPMENT AGREEMENT

Amsterdam, March 16, 2006 - Playlogic Entertainment, Inc. today announced that its in-house studio, Playlogic Game Factory, signed a first-party development agreement with Sony Computer Entertainment Europe Limited (SCEE).

Playlogic Game Factory, based in Breda, the Netherlands, is a fully owned subsidiary of publisher Playlogic Entertainment, Inc. One of the two in-house teams will develop an undisclosed project.

Rogier Smit, Executive VP of Playlogic, said, "Working together with SCEE is a fantastic opportunity for Playlogic. SCEE's decision to work with us clearly shows how our internal studio has matured and is ready to deliver AAA content."


About Playlogic: Playlogic Game Factory B.V. is a full subsidiary of Playlogic Entertainment, Inc. Playlogic Entertainment, Inc. is an independent publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic, established in early 2002, publishes game concepts across various genres. The company distributes its products worldwide through all available channels, online and offline.

Playlogic, who currently has approximately 75 employees, is listed on the OTC BB under the symbol "PLGC" and is headquartered in New York, Amsterdam and Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world. Currently, 11 games on 16 platforms are under development, including "Age of
Pirates:  Caribbean  Tales",  "Age of Pirates:  Captain  Blood",  "Ancient Wars:
Sparta",  "Xyanide  Resurrection",  "Diabolique  - License  to Sin" and "PRISM -
Threat: Level Red", which will be published this year. World Racing 2, Knights of the Temple 2 and Gene Troopers haven been released recently throughout Europe.

Playlogic is always looking for additional, high-quality games and acquires products that can be exploited in the complete value chain of digital entertainment products from games at retail to mobile games and digital TV.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Esther Berger, Corporate Communication & IR Manager
T: +31 20 676 03 04
M: +31 6 51 874 971
E: eberger@playlogicint.com

For further  information  about Playlogic,  the games it publishes and develops,
artwork   and  press   information,   please   visit  our   press   section   at
www.playlogicgames.com